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                                                                   EXHIBIT 10.13


                    THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     This Third Amendment (the "Amendment") to the Employment Agreement entered into as of December 28, 1995, as amended on July 19, 1996 and July 1, 2000 (the "Second Amendment" and collectively, the "Agreement") by and between CYPRESS BIOSCIENCE, INC., (the "Company") through its predecessor, IMRE Corporation, and JAY D. KRANZLER, M.D., Ph.D. (the "Employee") is entered into as of January 30, 2001 (the "Amendment Date").

     WHEREAS, the Agreement expired on December 31, 2000; and

     WHEREAS, the Company and Employee have determined it is in the best interest of the Company to amend the Agreement to extend the term and provide Employee with certain other incentives to remain as the Company's Chief Executive Officer ("CEO").

     NOW, THEREFORE, in consideration of the benefits and mutual promises hereinafter set forth, the parties hereto agree to amend the Agreement as follows:

     1. The term referenced in Article 1.2 of the Agreement is extended to December 31, 2003.

     2.   Employee shall be compensated a base salary, as referenced in Article
2.1 of the Agreement, of $427,000 for the period from September 1, 2000 through August 31, 2001, and thereafter, so long as Employee continues to work full time for the Company.

     3. In the event a new CEO is hired prior to August 31, 2001, Employee, if he deems it in the best interest of the Company, at his election, shall continue to work full time at least through August 31, 2001. The parties agree the hiring of such replacement CEO during the extended term set forth in paragraph 1 of this Amendment will constitute a demotion pursuant to Article 5.2(b)(vi) of the Agreement, and will be the equivalent of a termination without cause pursuant to
Article 5.4 of the Agreement, triggering the severance payment in paragraph 4 below as well as the benefits provided under Article 5.4 of the Agreement, as of the date that Employee is replaced as CEO. In the event Employee continues to work full time after having been replaced as CEO, the severance payment in paragraph 4 below, as well as the benefits provided under Article 5.4 of the Agreement, will not be payable until Employee ceases working full time for the Company. It is understood that Article 5.4(b) of the Agreement shall apply to all options held by Employee, whenever issued.

     4. In the event of termination for other than With Cause (as defined in the Agreement, Employee shall be entitled to severance payments equal to Employee's annual base salary, to be pro-rated in the event Employee is replaced as CEO prior to August 31, 2001, and ceases to work full time after his replacement as CEO, based on the number of months Employee has served as CEO or worked full time after his
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replacement as CEO from September 1, 2000. For example, if Employee is replaced on March 1, 2001, and ceases to work full time as of March 1, 2001, Employee would be entitled to 50% (6/12) of Employee's annual base salary. The parties acknowledge that the severance payment under this paragraph 4 replaces the severance payment provided in Article 5.4(a) of the Agreement and further agree that any payments that have been made to Employee (including the retention bonus referenced in the Second Amendment and the payments referenced under Article 5.4(a) of the Agreement) will not be offset against the payments that will be due and payable under this paragraph 4.

     5. In the event Employee is replaced as CEO, at Employee's option, Employee will continue in the position of executive Chairman of the Board, devoting up to 50% of his time capacity to such position, at a pro-rated salary for the remainder of the extended term provided in paragraph 1 of this Amendment. As an alternative, Employee, at his option, may elect to act solely as a non-executive Chairman of the Board, i.e., no time commitment to the Company beyond acting as Chairman, and if Employee makes such election, Employee's salary shall be reduced to 25% of his base salary for the remaining portion of the extended term provided in paragraph 1 of this Amendment. Reduced compensation, based on which election Employee makes, will continue for the term hereof even if the parties agree Employee resigns as Chairman or Director of the Company and no longer devotes any time to the Company.

     6. As long as Employee performs services in some capacity for the Company as an executive officer or Director of the Company, Employee will be entitled to all other compensation, i.e., stock options, bonuses, that is accorded executive officers or Directors of the Company, depending on his status and Employee shall be entitled to receive and participate in any of the equity incentive alternatives discussed at the January 18, 2001 Board of Directors meeting that will be determined by the Board in the future and such will be subject to the provisions of Article 5.4(b) of the Agreement.

     7. The Company agrees to reimburse Employee for all attorney fees incurred by Employee in conjunction with the modification and amendment of the Agreement with the Company.

     8. Except as specifically set forth by this Amendment the terms and conditions of the Agreement shall remain in full force and effect.

     9. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

     10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first written above.


CYPRESS BIOSCIENCE, INC.                         EMPLOYEE
By: /s/ Sam Anderson
   -------------------------

Its:                                             /s/ Jay D. Kranzler, M.D. Ph.D.
    ------------------------                     -------------------------------
                                                 JAY D. KRANZLER, M.D., Ph.D.


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